Exhibit 99.3

STERLING FINANCIAL CORPORATION DIRECT DEPOSIT AUTHORIZATION AGREEMENT (Please print all information)

Please deposit my Sterling Financial Corporation dividends into the deposit account as indicated below. In addition, in the unlikely event that an erroneous deposit should transpire, I authorize American Stock Transfer and Trust Co. and the financial institution indicated below to correct such inaccuracy with a credit or debit to the same account.

Name of financial institution where deposit account is maintained:	m F]	Savings	Checking

Name:		Account Number

City:	State:	Zip:

Transit/ABA Number: (Nine digit number at bottom left hand corner of personal check or deposit ticket)

Name(s) as it appears on shareholder records:

(Can be obtained from stock certificate and/or dividend check)

Shareholder account number. (Can be obtained from the dividend check)

Special Note: In order to ensure the correctness of the depository institution indicated above, please attach a blank deposit ticket or “voided” check.

(Over for signature(s))

The authorization will remain in force and effect until American Stock Transfer and Trust Co. has received written notification from me (us) of its discontinuation. Note: Please allow 30 days for termination to be effective.

	Signed:	Date:

Print Name	T

Address

	Signed:	Date:

Telephone:	Tax ID Number:

Mail completed form to:	Sterling Financial Corporation Attn: Shareholder Relations 101 North Pointe Blvd. Lancaster, PA 17601-4133